                                                                    EXHIBIT 11.1

                                                THREE MONTHS ENDED               SIX MONTHS ENDED
                                          JUNE 28, 1997   JUNE 29, 1996   JUNE 28, 1997   JUNE 29, 1996
                                           PRIMARY AND     PRIMARY AND     PRIMARY AND     PRIMARY AND
                                          FULLY DILUTED   FULLY DILUTED   FULLY DILUTED   FULLY DILUTED
                                          -------------   -------------   -------------   -------------
INCOME
Net income                                    $1,030,962      $  252,023      $  313,458      $  149,300
Preferred stock dividends                            ---          73,094             ---         146,188
                                              ----------      ----------      ----------      ----------
Net income available to common
 stockholders                                 $1,030,962      $  178,929      $  313,458      $    3,112
                                              ==========      ==========      ==========      ==========
Primary and Fully Diluted Earnings per
 Share:                                       $     0.19      $     0.05      $     0.06      $     0.00
                                              ==========      ==========      ==========      ==========
NUMBER OF SHARES
Primary and Fully Diluted Weighted
 Average Shares                                5,534,395       3,570,523       5,513,357       3,570,523
                                              ==========      ==========      ==========      ==========